EXHIBIT 3.1a

EXHIBIT 3.1a Amendment to the Articles of Incorporation


 LAURIE'S HAPPY THOUGHTS, INC.
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 (Name of corporation as currently files with the Florida Dept. of State)


 P02000080131
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 (Document number of corporation, if known)

AMENDMENTS ADOPTED - Indicate Article number(s) and/or Article Tittle(s) being amended added or deleted (BE SPECIFIC)

Article IV - The maximum number of shares authorized is 60,000,000 common shares having a par value of $0.001. The maximum number of preferred shares authorized is 20,000,000 having a par value of $0.01.

THE DATE OF EACH AMENDMENT(S) ADOPTION: October 31, 2003

EFFECTIVE DATE, IF APPLICABLE: October 31, 2003

ADOPTION OF AMENDMENT(S)

The Amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.


Signed this 31 day of October, 2003

/s/ Laurie A. McVey-Tow
Laurie A. McVey-Tow
President